Exhibit 10.1

SPONSORSHIP AGREEMENT

     This Sponsorship Agreement (the “Agreement”) is entered into effective February 7, 2005 by and between Stallings Capital Group Consultants, Ltd., a Texas limited partnership dba Blackhawk Motorsports (“Blackhawk”), and GAINSCO, Inc., a Texas corporation (“Sponsor”).

     Blackhawk has organized a racing team to engage in Daytona Prototype Series auto racing (the “Racing Team”) in professional races to be conducted in 2005 and future years. Sponsor desires to become a primary sponsor of the Racing Team in consideration of the sponsorship fee provided for herein, and the parties desire to enter into this Agreement to govern the terms of such sponsorship.

     Now, therefore, Blackhawk and the Sponsor hereby agree as follows:

     1.     Term. Subject to the provisions of Section 12 hereof, the term of this Agreement and the sponsorship described herein shall commence on February 1, 2005 and extend until January 31, 2006.

     2.     Advertising and Other Benefits. Subject to payment by the Sponsor of the sponsorship fee provided for herein, during the term of this Agreement Blackhawk shall cause the Racing Team to provide for the Sponsor’s benefit all of the benefits customarily associated with the sponsorship of a Daytona Prototype Series racing team (individually, a “Benefit,” and collectively, the “Benefits”), including but not limited to the following:

     (i)     displaying prominent identification of the Sponsor’s name and/or logo in signage on the race car and racing suits and, where appropriate, on other team equipment; and

     (ii)     making available for the use of the Sponsor (x) the personalities associated with the Racing Team, (y) the Racing Team’s home base facilities in California, and (z) those facilities designated or assigned for the use of the Racing Team at each race and race location at which the Racing Team actually participates in the race, all for appropriate public relations and other promotional and marketing purposes. As it concerns (y) and (z) above, access shall be subject to appropriate security and safety restrictions designated by the applicable racing location and the Racing Team.

     3.     Sponsorship Fee. The Sponsor shall pay to Blackhawk a sponsorship fee in the amount of $440,000.00 for the term of this Agreement, payable as follows: $40,000.00 shall be paid by Sponsor at the time of the execution of this Agreement, and additional installments of $40,000.00 each shall be paid by the Sponsor on or before the first day of each month commencing March 1, 2005 and continuing until the final installment is paid on or before December 1, 2005 (unless this Agreement is sooner terminated pursuant to Section 12 hereof, in which case the obligation to make any future payments shall terminate).

     4.     Compliance with Applicable Rules and Regulations. Provision of the Benefits pursuant to this Agreement is subject to rules and requirements of each organization and venue hosting a racing event in which the Racing Team competes during the term hereof, and Sponsor agrees to submit to Blackhawk all advertising and other promotional material in sufficient time to enable Blackhawk to assure compliance with such rules and requirements. If as a result of such rules and requirements Blackhawk is unable to provide a Benefit in the form requested by the Sponsor, Blackhawk shall be permitted to provide a substitute promotion or advertisement in compliance with such requirements.

     5.      Sponsor’s Maximum Obligation; Indemnification. Blackhawk represents to the Sponsor that the Sponsor’s aggregate obligation hereunder will not exceed the amount of the sponsorship fee set forth in Section 3 hereof (or such lesser amount as is payable by the Sponsor in the event that this Agreement is terminated pursuant to Section 12 hereof), plus, if applicable, collection costs that may be reasonably incurred by Blackhawk in a legal proceeding to collect all or any part thereof (the “Maximum Obligation”). Blackhawk agrees to indemnify the Sponsor and its officers, directors, agents and employees and to hold them harmless from any loss, claim, cost, damage or liability in excess of the Maximum Obligation which (i) the Sponsor shall incur as a result of this Agreement, or (ii) arises from any failure by Blackhawk to perform any of its obligations hereunder.

     6.     Retention of Rights. The only rights granted to the Sponsor hereunder are the right to receive the Benefits, and Blackhawk hereby retains all other rights with respect to the Racing Team, including but not limited to logos, symbols, names and other marks and intellectual property of the Racing Team, and any proceeds derived by the Racing Team. The Sponsor hereby retains and does not grant any rights to Blackhawk to use any of its logos, symbols, names or other marks or intellectual property, except for use as described in Section 2 hereof.

     7.     Relationship to Other Sponsors. The Sponsor acknowledges that Blackhawk has arranged and may arrange in the future for other sponsors for the Racing Team. Blackhawk agrees that, during the term of this Agreement, no other sponsor shall receive any benefit of greater value (including a more prominent use of another sponsor’s name, logo or other identifying information) than the Benefits provided to the Sponsor hereunder.

     8.     Remedies. If either party breaches any provision of this Agreement, the other party shall be entitled to seek monetary damages and, if appropriate, equitable relief to require the performance of the obligations hereunder.

     9.     Assignment. Neither party shall assign any of its rights or obligations hereunder without the prior written consent of the other party.

     10.     Entire Agreement; Amendment and Waiver; Confidentiality. This Agreement constitutes the entire agreement between Blackhawk and the Sponsor with respect to the subject matter hereof and supercedes all prior agreements and understandings. Any amendment of this Agreement must be by a written instrument signed by both parties, and any waiver of any provision hereof must be in writing, signed by the party agreeing to such waiver. Each of the parties hereto agrees to hold in confidence the terms hereof and, unless otherwise required by law, neither party shall release, disclose or publish any of the terms hereof without the prior written consent of the other party.

     11.     Notices. All notices and communications to be made with respect to this Agreement shall be in writing and shall be effective only when delivered by (i) hand, (ii) prepaid certified United States mail, return receipt requested, or (iii) overnight delivery service providing proof of delivery, addressed as follows:

     If to Blackhawk:

Robert W. Stallings
Blackhawk Motorsports
4 Windsor Ridge
Frisco, Texas 75034

     if to the Sponsor:

GAINSCO, Inc.
Attention: Glenn W. Anderson, President
1445 Ross Avenue, Suite 5300
Dallas, Texas 75202

Either party may change the name or address for notice by providing a written notice of such change in accordance with this Section of the Agreement.

     12.     Termination by the Sponsor. Notwithstanding the provisions of Section 1 hereof, the Sponsor shall have the right at any time prior to January 31, 2006 to terminate this Agreement by giving written notice of such termination to Blackhawk. In the event of such a termination, (i) the Sponsor shall have no further obligation to make payments toward the sponsorship fee contemplated in Section 3 hereof, (ii) Blackhawk shall have no further obligation to provide any Benefits hereunder, and (iii) the remaining provisions of this Agreement shall remain in full force and effect.

     13.     Miscellaneous. (a) This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which shall constitute a single agreement.

     (b) The headings and sections of this Agreement are for convenience only and shall not affect the interpretation of any provision hereof.

     (c) This Agreement shall be governed and construed in accordance with the internal laws of the State of Texas, without giving effect to principles of conflict of laws.

     This Agreement is executed as of the date first above written.

STALLINGS CAPITAL GROUP	GAINSCO, INC.
CONSULTANTS, LTD.
dba Blackhawk Motorsports

By: Stallings Capital Group, Inc.
General Partner

Robert W. Stallings	Richard M. Buxton
Robert W. Stallings	Richard M. Buxton
President	Senior Vice President